Rule 424(b)(3)
                                                      Registration No. 333-46835
PROSPECTUS

                                FRED MEYER, INC.

                        12,644,835 Shares of Common Stock
                                ($.01 par value)

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock of Fred Meyer, Inc. (the "Company" or "Fred Meyer") offered hereby (the "Shares") may be sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the offering.

     The Common Stock of the Company is traded on the New York Stock Exchange. On March 10, 1998, the closing price for the Common Stock as reported in The Wall Street Journal was $46.00 per share.

     The Shares may be offered or sold from time to time by the Selling Stockholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. See "Plan of Distribution."

                                ---------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                                ---------------

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                                ---------------

     The date of this Prospectus is March 10, 1998.
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                                   THE COMPANY

     Fred Meyer is a regional retailer of a wide range of food and drug products and general merchandise, including apparel, photo and electronics, products for the home and fine jewelry. As of January 1, 1998, Fred Meyer operated 112 multi-department stores under the Fred Meyer banner in the Pacific Northwest and Intermountain states, 155 food and drug combination stores and multi-department stores under the Smith's Food & Drug Centers and Smitty's banners in the Intermountain and Southwest states and 164 mall jewelry stores under the Fred Meyer Jewelers, Merksamer Jewelers, and Fox's Jewelers banners.

     Fred Meyer acquired by merger Quality Food Centers, Inc. ("QFC") and Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less") in two separate transactions. The consideration paid in each of the mergers was common stock of Fred Meyer. A portion of the shares received in the merger with Ralphs/Food 4 Less are offered for resale pursuant to this Prospectus. As of January 1, 1998, QFC operated 89 premium supermarkets principally under the QFC banner in the Seattle/Puget Sound area of Washington and 56 conventional supermarkets under the Hughes Family Markets banner in Southern California. As of January 1, 1998, Ralphs/Food 4 Less operated 264 conventional supermarket stores principally under the Ralphs banner in Southern California and 80 price-impact supermarkets in a warehouse format principally under the Food 4 Less banner in Southern California.

     Fred Meyer was incorporated in Delaware in July 1997 as a successor to the business of a company which opened its first store in downtown Portland, Oregon in 1922 and was incorporated in Oregon in 1923. Fred Meyer's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202, and its telephone number is (503) 232-8844. Except where the context otherwise requires, references to Fred Meyer or the Company are to Fred Meyer, Inc., its subsidiaries and its predecessors.


                              AVAILABLE INFORMATION

     The Company, QFC and Ralphs/Food 4 Less are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company, QFC and Ralphs/Food 4 Less may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: 75 Park Place, 14th Floor, New York, New York 10007; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. All of the above-referenced documents can also be obtained from commercial document retrieval

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services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, the Common Stock is listed on the New York Stock Exchange, and reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange.

     The Company, QFC and Ralphs/Food 4 Less hereby undertake to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to, (1) for the Company, Roger A. Cooke, Secretary, Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, telephone (503) 232-8844, (2) for QFC, Roger A. Cooke, Secretary, Quality Food Centers, Inc., c/o Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, telephone
(503) 232-8844, and (3) for Ralphs/Food 4 Less, Roger A. Cooke, Secretary, Food 4 Less Holdings, Inc., c/o Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, telephone (503) 232-8844, copies of any and all of the information that has been incorporated by reference into this Prospectus, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to the Company, QFC and Ralphs/Food 4 Less contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information provided to the Company by the Selling Stockholders.

Name of Selling                                      Common Stock beneficially          Common Stock offered
Stockholder                                         owned as of March 10, 1998            by this Prospectus
---------------                                     --------------------------          --------------------
Apollo Investment Fund III, L.P.                                     5,807,908                     5,807,908

Apollo U.K. Partners III, L.P.                                         215,802                       215,802

Apollo Overseas Partners III, L.P.                                     348,334                       348,334

Apollo Investment Fund, L.P.                                           644,089                       644,089

F4L/AB Investors, L.P.                                                 105,150                       105,150

F4L Equity Partners, L.P.                                            3,798,526                     3,798,526

Ronald W. Burkle                                                       827,321                       827,321

FFL Partners                                                           365,429                       365,429

Yucaipa Capital Fund                                                   335,712                       335,712

The Yucaipa Companies                                                  116,845                       116,845

Yucaipa/F4L Partners                                                    79,719                        79,719

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
                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be on stock exchanges (including the New York Stock Exchange) or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 Act") in connection with such sales.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing (i) the name of such Selling Stockholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold, (iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference:

     1. The latest Annual Reports on Form 10-K, as amended, of Fred Meyer, QFC and Ralphs/Food 4 Less, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Reports on Form 10-K referred to in (1) above;

     3.   The definitive Joint Proxy and Consent Solicitation
          Statement/Prospectus of the Company, QFC and Ralphs/Food 4 Less dated January 27, 1998; and

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     4.   The description of the Common Stock contained in the Company's registration statement under section 12 of the 1934 Act including any amendment or report updating such description.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP (Portland, Oregon), independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of said firm given upon its authority as experts in accounting and auditing.

     The financial statements of QFC as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in the QFC Form 10-K/A for the year ended December 28, 1996, dated July 23, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP (Seattle, Washington), independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Ralphs/Food 4 Less as of February 2, 1997, January 28, 1996 and January 29, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the 53 weeks ended February 2, 1997, the 52 weeks ended January 28, 1996, the 31 weeks ended January 29, 1995 and the 52 weeks ended June 25, 1994 and the related financial statement schedules incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Keith Uddenberg, Inc. as of December 31, 1994 and December 30, 1995 and for each of the two years in the period ended December 30, 1995 included in the QFC Form 8-K/A dated November 12, 1996, and filed February 20, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP (Seattle, Washington), independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by

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reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Hughes Markets, Inc. incorporated by reference herein from QFC's Current Report on Form 8-K/A dated February 20, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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